  Underwriter    Commission,
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

AXA Premier VIP Aggressive Equity (Marsico Sleeve) 03/02/06 Merrill Lynch $16,375 $262,000,000 $32.75 .81875/Share Genworth Financial, Inc. Banc of America Securities

AXA Premier VIP Core Bond (Blackrock Sleeve) 06/06/06 Citigroup Global Markets Inc. $2,809,483 $800,000,000 $99.804 0.875% Aetna Inc PNC Capital Markets